CERTIFICATE OF AMENDMENT

                     OF

        CERTIFICATE OF INCORPORATION

                     OF

           THE AUXER GROUP, INC.

----------------------------------------------

     THE AUXER GROUP, INC., a corporation
organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation at a meeting duly convened and held, adopted the following resolution:

     RESOLVED: that the Board of Directors hereby declares it advisable and in the best interest of the Company that Article Fourth of the Certificate of Incorporation be amended to read as follows:

     FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

     1,000,000,000 common at .001 par value
     25,000,000 preferred at .001 par value

         SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Gene Chiaramonte, Jr. President this 3rd day of November A.D. 2000.

                                    /s/ Gene Chiaramonte, Jr.
                                    ----------------------------
                                    Gene Chiaramonte, Jr.
                                    President